Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated July 25, 2022 with respect to the audited financial statements of PROTONIQ Acquisition Corp as of May 18, 2022 and the related statement of operations, shareholders’ deficit and cash flows for the period from March 8, 2022 (inception) through May 18, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 20, 2022